Exhibit 4.3

EXECUTION VERSION

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

OFFICER’S CERTIFICATE

October 6, 2011

I, BENOIT LOORE, the Authorized Officer of Anheuser-Busch InBev Worldwide, Inc. (the “Company”), pursuant to Sections 102 and 903 of the Indenture, dated as of October 16, 2009, among the Company, Anheuser-Busch InBev NV/SA, as parent guarantor (the “Parent Guarantor”), the subsidiary guarantors party thereto from time to time (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as heretofore supplemented and amended (the “Base Indenture”), and as supplemented by the Twenty-Fourth Supplemental Indenture, dated as of October 6, 2011 (the “Twenty-Fourth Supplemental Indenture”), hereby certify as follows:

(1)	I have read the provisions of the Base Indenture setting forth the covenants or conditions precedent to the execution and delivery by the Trustee of the Twenty-Fourth Supplemental Indenture and the definitions in the Base Indenture relating thereto;

(2)	I have examined the resolutions adopted relating to the execution and delivery of the Twenty-Fourth Supplemental Indenture, such other corporate records of the Company and the Guarantors and such other documents as I deemed necessary as a basis for the opinion hereinafter expressed;

(3)	In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not each such covenant or condition has been complied with;

(4)	I am of the opinion that all such conditions or covenants have been complied with and that the execution of the Twenty-Fourth Supplemental Indenture is authorized or permitted by the Base Indenture; and

(5)	For purposes of Section 3.01 of the Twenty-Fourth Supplemental Indenture, the Effective Time (as such term is defined in the Twenty-Fourth Supplemental Indenture) occurred at 3:00 p.m. (Eastern) on October 1, 2011.

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IN WITNESS WHEREOF, I have signed this certificate as of the date first stated above.

/s/ Benoit Loore
BENOIT LOORE
AUTHORIZED OFFICER